Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

We hereby consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-4 of New Hampshire Thrift Bancshares, Inc. and Subsidiaries of our report dated March 27, 2013, with respect to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, which appears in New Hampshire Thrift Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

July 26, 2013